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                            7961 SHAFFER PARKWAY
                            SUITE 5
[VISTA GOLD CORP. LOGO]     LITTLETON, COLORADO 80127
                            TELEPHONE (720) 981-1185
                            FAX (720) 981-1186

                                         Trading Symbol: VGZ
                                         Toronto and American Stock Exchanges

---------------------------------------------  N E W S  ------------------------

   VISTA GOLD CORP. ANNOUNCES RESULTS OF ANNUAL GENERAL SHAREHOLDERS' MEETING
                            AND FIRST QUARTER RESULTS

Denver, Colorado April 29, 2002 -Vista Gold Corp. (TSE; AMEX -VGZ) is pleased to announce that at the Annual and Special General Shareholders' Meeting of the Corporation on April 26, 2002 the shareholders of the Corporation voted in favor of:

     i) The issuance of 21,600,000 common share purchase warrants in connection with the first step of the previously announced private placement to Stockscape.com Technologies Inc. (the "Unit Offering"). Each warrant entitles the holder to purchase one common share of the Corporation at U.S.$0.075 until February 1, 2007.

     ii) The issuance of convertible debentures in an aggregate principal amount of U.S.$2,774,000 to various investors (the "Debenture Offering") and the issuance of 4,325,925 special warrants to Global Resource Investments Ltd., in connection with the second step of the previously announced private placement. The debentures are convertible into units at a price of U.S.$0.0513 per unit, each unit consisting of one common share and one common share purchase warrant entitling the holder to purchase one common share at a price of U.S.$0.075 per share until March 18, 2007. The debentures bear interest at a rate of 1% per annum and will mature on September 20, 2003 unless they are converted or otherwise become due and payable prior to that date.

     iii) The consolidation of all of the Corporation's issued and outstanding common shares on the basis of every twenty issued and outstanding common shares without par value being consolidated into one common share without par value. The Corporation will issue a separate press release confirming the timing for completing the consolidation.

In addition, John M. Clark, Ronald J. McGregor, C. Thomas Ogryzlo, Michael B. Richings and A. Murray Sinclair were re-elected to the Corporation's Board of Directors.

Following the shareholders' meeting, the debenture holders nominated, and the Corporation's Board of Directors appointed Robert Quartermain to the Corporation's Board of Directors. Mr. Quartermain is the President and Chief Executive Officer of Silver Standard Resources Inc.

"The overwhelming approval by the shareholders of the private placement is very gratifying." said Jock McGregor, President and Chief Executive Officer. "We now have the funding necessary to lead the Corporation into an exciting new era. We will be aggressively pursuing opportunities to acquire properties where we see potential to add value with our in-house expertise."

With regard to the results for the first quarter, the Corporation announced a U.S.$0.5 million net loss for the three months ending March 31, 2002 similar to the U.S.$0.5 million net loss reported in the same period in 2001. The Corporation had U.S. $3.3 million in working capital as at March 31, 2002, $2.8 million of which was cash in escrow pending the dismissal of the USF&G lawsuit as previously disclosed.

Vista Gold Corp. is an international gold mining, development and exploration company based in Littleton Colorado. Its holdings include the Hycroft mine in Nevada, the Amayapampa project in Bolivia, and exploration projects in North and South America.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described in the Corporation Form 10-K as amended. For further information, please contact Jock McGregor or Jack Engele at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com.